EXHIBIT 10.1

May 1, 2024

Ellie May

Dear Ellie,

I am delighted to offer you the position of Senior Vice President, Controller and Chief Accounting Officer, with an effective date of June 1, 2024. You will continue to report to me. The information contained in this letter provides the terms and compensation details of this position. All payments set forth below are subject to tax and withholding.

•	Your principal place of assignment will continue to be Atlanta, Georgia.

•	Your annual base pay will be USD 470,000. Your next base salary review will be in April 2025.
•	You will continue to be eligible to participate in the Annual Incentive Plan. This is an important, variable element of your total compensation. Your incentive opportunity will range from 0 – 150% of your annual base pay, with the reference value equal to 75% for this role. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for your position and based upon your leadership potential to impact the Company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•	You will continue to be expected to acquire and maintain share ownership at a level equal to two times your base pay. As part of the Company’s ownership expectations, you will continue to have until December 31, 2028, to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•	This letter is provided as information and does not constitute an employment contract.

Ellie, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ John Murphy

John Murphy

President and Chief Financial Officer

cc:

Carl Saunders

Executive Compensation

Advanced Care

Ellie May

May 1, 2024

I, Ellie May, accept this offer.

Signature:	/s/ Ellie May

Date:	5/1/2024